Exhibit 23.3




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 3 to Form S-3) and related Prospectuses of I-trax, Inc. for the registration of 26,526,530 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2004, except for Note 14, as to which the date is November 8, 2004, with respect to the consolidated financial statements of Meridian Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare) for the years ended December 31, 2003, 2002 and 2001 included in the Current Report on Form 8-K/A of I-trax, Inc. filed on November 10, 2004 with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Nashville, Tennessee
November 8, 2004







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